Exhibit 5.1


                    [Letterhead of Thompson & Knight LLP]


                                April 7, 2006


 Carrington Laboratories, Inc.
 2001 Walnut Hill Lane
 Irving, Texas 75038

           Re:  Registration Statement on Form S-3
                Carrington Laboratories, Inc.

 Ladies and Gentlemen:

   We have acted as legal counsel to Carrington Laboratories, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 described herein (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") on or about February 10, 2006 under the Securities Act of 1933, as amended. The Registration Statement relates to the sale of an aggregate of 5,400,000 shares of the Company's common stock, par value $0.01 per share (the "Warrant Shares"), issuable upon the exercise of warrants (the "Warrants") described in the Registration Statement. Upon issuance, the Warrant Shares may be sold from time to time by persons who purchase them from the Company upon the exercise of the Warrants (the "Selling Shareholders").

   In connection with this opinion letter, we have examined the Registration Statement. We have also examined originals or copies of such records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

   Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (a) the issuance of the Warrant Shares has been duly authorized and (b) the Warrant Shares, when issued upon exercise in accordance with the respective Warrants, will be validly issued, fully paid, and nonassessable.

   In rendering the opinions expressed above, we have assumed:

   (i)     the genuineness of all signatures;

   (ii) the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies;

   (iii) as to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Registration Statement and representations and statements made in certificates of public officials and officers of the Company;

   (iv) that the execution and delivery by the Company of the Registration Statement have been duly authorized by all necessary action (corporate or otherwise) and do not:

      (A) contravene its articles of incorporation, by-laws or other organizational documents; or

      (B) except with respect to the laws of the State of Texas or the federal securities laws, violate any law, rule or regulation applicable to it; and

   (v) the payment by the Selling Shareholders of the full amount of the exercise price due from them to the Company upon exercise of the Warrants.

   We have not independently established the validity of the foregoing assumptions.

   The opinions set forth above are limited to the laws, rules and regulations of the State of Texas and the federal securities laws. We do not express any opinion herein concerning any other laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

   We hereby consent to any reference to our Firm in the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.


                                        Very truly yours,

                                        /s/ Thompson & Knight LLP